UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

Sensei Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39980	83-1863385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Research Blvd, Suite 125 Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (240) 243-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	SNSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Kristian Humer to Board of Directors

Effective July 30, 2021, the board of directors (the “Board”) of Sensei Biotherapeutics, Inc. (the “Company”) appointed Kristian Humer to serve as a director of the Company and as a member of the Company’s audit committee. Mr. Humer will serve as a Class II director whose term will expire at the 2023 annual meeting of stockholders.

There is no arrangement or understanding between Mr. Humer and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Humer and any of the Company’s other directors or executive officers.

In February 2021, the Company issued and sold an aggregate of 8,030,295 shares of its common stock at a price to the public of $19.00 per share for aggregate gross proceeds of $152.6 million in its initial public offering. At the time, Mr. Humer was a Managing Director of Banking, Capital Markets and Advisor for the Global Healthcare team at Citigroup Inc. Citigroup Global Markets Inc. acted as a joint book-running manager in the offering. The Company paid $10.7 million in underwriting discounts and commissions in total, of which Citigroup Global Markets Inc. received $4.3 million. The Company is not aware of any other transaction involving Mr. Humer requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Mr. Humer is set forth below:

Kristian Humer, age 46, has served as the Chief Financial Officer and Chief Business Officer of Viridian Therapeutics Inc. since July 2021. Prior to Veridian, Mr. Humer served as Managing Director of Banking, Capital Markets and Advisory for the Global Healthcare team at Citigroup Inc., from January 2017 to July 2021, where he helped lead the firm’s investment banking advisory engagements for small- and mid-sized biopharma and select large cap pharmaceutical companies. He previously served in a number of roles at Citigroup Inc., including Director, Healthcare Investment Banking from 2014 to 2016, Vice President, Healthcare Investment Banking from 2011 to 2013 and Associate, Healthcare Investment Banking in 2010. Prior to joining Citigroup Inc., Mr. Humer served as Vice President and Associate in the Investment Banking Division for the Global Healthcare team at Lehman Brothers, Inc. from 2007 to 2009. Mr. Humer started his career serving positions of increasing responsibility in the investment banking and private banking divisions of UBS AG and Merrill Lynch (a Bank of America company). He received an MBA from the Fuqua School of Business at Duke University and a B.A. (Hons) in Accounting & Economics from the University of Reading, United Kingdom.

In accordance with the Company’s non-employee director compensation policy, upon commencement of his service as a director, Mr. Humer was granted an initial option grant to purchase 16,667 shares of the Company’s common stock under its 2021 Equity Incentive Plan, with the shares vesting in 36 equal monthly installments, subject to his continued service as a director through the applicable vesting date. Additionally, Mr. Humer will be entitled to receive a $35,000 annual retainer for his service as director and a $7,500 annual retainer for his service as a member of the audit committee. At each annual stockholder meeting following which Mr. Humer’s term as a director continues (beginning with the 2022 annual meeting of stockholders), Mr. Humer will be entitled to receive an additional stock option to purchase 8,333 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant and in any event will be fully vested on the date of the next annual meeting of stockholders, subject to his continued service as a director though the applicable vesting date. Mr. Humer has also entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sensei Biotherapeutics, Inc.

Date: August 2, 2021	/s/ John Celebi
John Celebi
President and Chief Executive Officer